Exhibit (r)(1)

Code of Ethics

Section I:  Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of Axxes Private Markets Fund and Axxes Opportunistic Credit Fund (each a “Fund” and together, “Funds”), Axxes Advisors LLC and Axxes Advisors I LLC (each an “Adviser” and together, “Advisers”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  All Access Persons (as defined below) are expected to adhere to the principles set forth below as well as to comply with all of the specific provisions of this Code that are applicable to them.

The purpose of this Code is to reflect the following: (1) an Access Persons’ fiduciary duty to place the interests of the Fund and its shareholders first; (2) the requirement that all Access Persons conduct their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest, any abuse of an Access Person’s position of trust and responsibility, or otherwise raise fiduciary or antifraud issues; and (3) the fundamental standard that an Access Person should not take inappropriate advantage of his or her position with the Fund or the Adviser.

Section II:  Definitions

(A) “Access Person(s)” means any Advisory Person (as defined below) of the Fund and the Adviser, unless the context specifically limits the definition to an Access Person of either the Fund or the Adviser.

(B) An “Advisory Person” of the Fund or the Adviser means:  (i) any director, officer, manager or employee of the Fund or the Adviser, or any other person who occupies a similar position in or performs a similar function for the Fund or the Adviser, or any company in a Control (as defined below) relationship to the Fund or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

(C) “Automatic Investment Plan” means a program in which regular periodic purchases or (withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  Specifically, an Automatic Investment Plan includes the Fund’s dividend reinvestment plan.

(D) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security.  Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E) “Board” means the Board of Trustees of the Fund.

(F) “Chief Compliance Officer” means the Chief Compliance Officer of the Fund and the Adviser.

(G) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(H)  “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act.  References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(I) “Independent Director” means a director of the Fund (“Director”) who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(J) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(K)  “Investment Personnel” of the Fund or the Adviser means:  (i) any employee of the Fund or the Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(L) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(M) “Restricted List Security” means any Covered Security that meets the definition of Security Held or to be Acquired.

(N)  “Security Held or to be Acquired” by the Fund means:  (i) any Covered Security which, within the most recent 15 days:  (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Section II (N)(i).

(O) “17j-1 Organization” means the Fund or the Adviser, as the context requires.

Section III:  Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Fund.  In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Fund.  In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund, or any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund to:

(i) employ any device, scheme or artifice to defraud the Fund;

(ii) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(iv) engage in any manipulative practice with respect to the Fund.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Subject to the general provisions contained in this Code, and in particular Section IV below, an Access Person may purchase or otherwise acquire direct or indirect Beneficial Ownership of a Covered Security, and may sell or otherwise dispose of a Covered Security in which he or she has direct or indirect Beneficial Ownership, so long as such Covered Security is not a Restricted List Security, and so long as he or she does not know, or should not have known, at the time of entering into the transaction that: (1) the Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling the Covered Security for the Fund or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Fund.

Section IV:  Prohibited Transactions

(a) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Restricted List Security, and may not sell or otherwise dispose of any Restricted List Security in which he or she has direct or indirect Beneficial Ownership.

(b) Investment Personnel of the Fund or the Adviser must obtain pre-approval from the Fund or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.  Such approval must be obtained from the Chief Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from the Chief Executive Officer of the 17j-1 Organization by completing a Pre-Clearance Requests form.

(c) No Access Person shall recommend any transaction in any Covered Securities by the Fund without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V:  PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Fund in preventing, detecting, and imposing sanctions for violations of this Code.  Every Access Person must follow these procedures.  Questions regarding these procedures should be directed to the Chief Compliance Officer.

(A)	Applicability

All Access Persons are subject to the reporting requirements set forth in Section V(B) below, except:

(i)	an Access Person need not make any report with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or Control;

(ii)	an Independent Director, who would be required to make a report solely by reason of being a Director, need not make:

(1)	an Initial Holdings Report or an Annual Holdings Report, under any circumstance; and

(2)	a Quarterly Securities Transaction Report, unless the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Independent Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling, or recommending the purchase or sale of, the Covered Security;

(iii)	an Access Person need not make a “Quarterly Securities Transaction Report” (as set forth in subsection (B)(2) of this Section V below) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or the Adviser with respect to the Access Person in the time required by subsection (B)(2) of this Section V, if all of the information required by subsection (B)(2) of this Section V is contained in the broker trade confirmations or account statements, or in the records of the Fund or the Adviser, as specified in subsection (B)(4) of this Section V;

(iv)	an Access Person of the Adviser need not make any report if all of the information in such report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under Advisers Act; or

(v)	an Access Person need not make a “Quarterly Securities Transaction Report” (as set forth in subsection (B)(2) of this Section V) with respect to transactions effected pursuant to an Automatic Investment Plan.

(B)         Reporting Requirements

(1) Initial Holdings Report

An Access Person must file an “Initial Holdings Report” no later than 10 days after that person became an Access Person by completing the Initial Holdings form.  The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The Initial Holdings Report shall be submitted to the Chief Compliance Officer, and must:

(i) contain the title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii) identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii) indicate the date that the report is filed with the Designated Person.

(2) Quarterly Transaction Reports

No later than 30 days after the end of each calendar quarter, each Access Person shall, as set forth below, make a written report to the Chief Compliance Officer with respect to (1) any transaction during the quarter in a Covered Security in which he or she had any Beneficial Ownership; and (2) any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.  A “Quarterly Securities Transaction Report” shall be submitted to the Chief Compliance Officer.

(a)  With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect Beneficial Ownership, the Quarterly Securities Transaction Report must contain:

(i)   the transaction date, title, exchange ticker symbol or CUSIP number, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;

(ii)   the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)   the price of the Covered Security at which the transaction was effected;

(iv)   the name of the broker, dealer or bank through which the transaction was effected; and

(v)   the date that the report is submitted by the Access Person.

(b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Quarterly Securities Transaction Report must contain:

(i)   the name of the broker, dealer or bank with whom the Access Person established the account;

(ii)   the date the account was established; and

(iii)   the date that the report is submitted by the Access Person.

(3) Annual Holdings Report

An Access Person must file an “Annual Holdings Report” no later than 30 days after the end of a calendar year.  The Annual Holdings Report shall be submitted to the Chief Compliance Officer.  The Annual Holdings Report must contain the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(i) the title, type, exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(ii) the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(iii) the date the Annual Holdings Report is submitted.

(4)  Brokerage Account Statements

All brokerage accounts must be provided to the Chief Compliance Officer. However, with prior approval form the Chief Compliance Office, and on a case by case basis, in lieu of providing a Quarterly Securities Transaction Report, an Access Person may direct his or her broker, dealer or bank to provide to the Chief Compliance Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in a Quarterly Securities Transaction Report, as set forth in subsection (B)(2) of this Section V.  Such statements from an Access Person’s broker must be received by the Chief Compliance Officer no later than 30 days after the end of each calendar quarter.

(C)        Responsibility to Report

It is the responsibility of each Access Person to take the initiative to comply with the requirements of Section V of the Code.  Any effort by the Fund, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(D)        Where to File Reports

All Initial Holdings Reports, Quarterly Securities Transaction Reports, Annual Holdings Reports and statements from an Access Person’s broker must be submitted to the Chief Compliance Officer.

(E)         Disclaimer of Beneficial Ownership

Any report required under Section V of the Code may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI:  Additional Prohibitions

(A)        Confidentiality of the Fund’s Transactions

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Fund shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis.  It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Fund.

(B)        Outside Business Activities and Directorships

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Fund.  Similarly, no such outside business activities may be inconsistent with the interests of the Fund.  All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C)        Gratuities

Fund Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, company, association or other entity other than such person’s employer that does business, or proposes to do business, with the Fund.

Section VII:  Annual Certification

(A)         Access Persons

Access Persons who are directors, managers, officers or employees of the Fund or the Adviser shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it.  Further, such Access Persons shall be required to certify annually in writing that they have complied with the requirements of this Code.

(B)        Board Review

No less frequently than annually, the Fund and the Adviser must furnish to the Board, and the Board must consider, a written report that:

(i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

(ii) certifies that the Fund or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII:  Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code.  The sanctions to be imposed shall be determined by the Board, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that Controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or a person that Controls the Adviser).  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

Section IX:  Administration and Construction

(A)         Administration of the Code

The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B)         Duties of the Chief Compliance Officer

The duties of the Chief Compliance Officer are as follows:

(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that Controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(4)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Fund;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board;

(7)	Submission of a written report to the Board, for each of the Fund and the Adviser, as set forth in Section VII (B) above.

(C)        Records

The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1)	A copy of all codes of ethics adopted by the Fund or the Adviser, and its affiliates, as the case may be, pursuant to Rule 17j-1 of the 1940 Act that have been in effect at any time during the past five (5) years;

(2)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4)	A copy of each report made by the Chief Compliance Officer to the Board for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6)	A copy of each report required by Section VII (B) above for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)        Amendment of the Code

This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Trustees.

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